Annex 1

CERTIFICATE OF AMENDMENT
OF CERTIFICATE OF INCORPORATION

OF
ACCESS PHARMACEUTICALS, INC.

Access Pharmaceuticals, Inc. (the “Corporation”), a Delaware corporation, DOES HEREBY CERTIFY:

FIRST: The name of the Corporation Access Pharmaceuticals, Inc.

SECOND: Upon the filing and effectiveness (the “Effective Time”) pursuant to the General Corporation Law of the State of Delaware (the “DGCL”) of this certificate of amendment to the restated certificate of incorporation of the Corporation, each [____]1 shares of the Corporation’s common stock, par value $0.01 per share, issued and outstanding immediately prior to the Effective Time shall be combined into one (1) validly issued, fully paid and non-assessable share of common stock, par value $0.01 per share, without any further action by the Corporation or the holder thereof, subject to the treatment of fractional share interests as described below (the “Reverse Stock Split”). No certificates representing fractional shares of common stock shall be issued in connection with the Reverse Stock Split. Stockholders entitled to receive fractional shares of common stock shall be rounded up to the nearest whole share of common stock. Each certificate that immediately prior to the Effective Time represented shares of common stock (“Old Certificates”), shall thereafter represent that number of shares of common stock into which the shares of common stock represented by the Old Certificate shall have been combined, subject to the rounding up of fractional share interests as described above.

THIRD: The foregoing amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

FOURTH: The foregoing amendment shall be effective upon filing with the Secretary of State of the State of Delaware.

IN WITNESS WHEREOF, the Corporation has caused this Certificate to be executed by Harrison Wehner, its Secretary, this [___] day of October, 2014.

 By: /s/ Harrison Wehner
Harrison Wehner
Secretary

1 To be determined by the Board of Directors of the Company, within the range of between 5 and 50 shares.